Exhibit 12





SEARS ROEBUCK ACCEPTANCE CORP.

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (unaudited)



                                          13 Weeks Ended
                                 	April 3,   March 29,
(millions)                               2004        2003
                                        ------     -------


INCOME BEFORE INCOME TAXES             $    17   $    52

PLUS FIXED CHARGES:

   Interest                                 61        201
   Amortization of debt
      discount/premium                       3          5
                                          ----       ----

 Total fixed charges                        64        206
                                          ----       ----
EARNINGS BEFORE INCOME TAXES
   AND FIXED CHARGES                   $    81     $  258
                                          ====       ====

RATIO OF EARNINGS TO FIXED
   CHARGES                                1.26       1.25














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